                                                                    EXHIBIT 99.1



CONTACTS:         DAVID OLIVER                       BILL PRATER
                  CORPORATE COMMUNICATIONS           INVESTOR RELATIONS
                  SOUTHTRUST CORPORATION             SOUTHTRUST CORPORATION
                  (205) 254-5523                     (205) 254-5187

               SOUTHTRUST ANNOUNCES RECORD THIRD-QUARTER EARNINGS
                             AND EARNINGS PER SHARE

   SUMMARY: * EARNINGS PER DILUTED SHARE INCREASED 13 PERCENT TO $0.53
            * NET EARNINGS INCREASED 9 PERCENT
            * NET EARNINGS INCREASED FOR 51ST CONSECUTIVE QUARTER
            * NON-INTEREST INCOME INCREASED 17 PERCENT
            * EFFICIENCY RATIO IMPROVED TO 51.83 PERCENT; EXPENSES REMAIN FLAT
            * LOANS GREW 4 PERCENT
            * CHARGE-OFFS REMAIN LOW; CREDIT QUALITY REMAINS STRONG

BIRMINGHAM, Ala. (Oct. 15, 2003) -- SouthTrust Corporation (NASDAQ: SOTR) today announced earnings per diluted share of $0.53 on record earnings of $178.6 million for the third quarter of 2003. Earnings per diluted share were up 13 percent and net earnings increased by 9 percent as compared to the third quarter of 2002. This marks the 51st consecutive quarter of increased earnings.

"SouthTrust had another strong and productive quarter," said Wallace D. Malone Jr., Chairman and CEO of SouthTrust Corp. "SouthTrust succeeds because our business platform is built for performance based on our excellent markets, our outstanding associates' devotion to customer service, a commitment to efficiency and a conservative approach to credit. Our consistent performance demonstrates the value of our disciplined adherence to these fundamentals when business cycles are either strong or somewhat challenging. As you can see from this quarter's results, fee-income growth continues, efficiency is improving, credit risk remains low and capital levels are solid. We are performing extremely well, and we are in an outstanding position to continue producing above normal results."

Non-interest income showed solid growth, increasing 17 percent in the third quarter to $194.6 million compared to $166.4 million in the third quarter of 2002. Driving non-interest income growth were increases in service-charge income, mortgage banking income, investment fees and other fee income.

Net-interest income was $410.5 million during the third quarter compared to $431.9 million in the third quarter a year ago. The company's third quarter net-interest margin was 3.53 percent compared to 3.86 percent in the third quarter of 2002.

                                   -- more --


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SOUTHTRUST Q3 2003 EARNINGS, P. 2

"The downward movement of interest rates during the past year has put pressure on the net-interest margin for all banks, but we are encouraged by trends that we believe will have a stabilizing effect on our margin," Malone said. "During the past quarter, long-term rates have stabilized and have actually increased in some cases. We believe that this will have a positive effect by lowering the level of prepayments of fixed-rate assets and improving current investment yields. We are confident that our balance sheet is very well positioned to benefit from rising rates and growth that will occur in an improving economy. We are also encouraged that, for the first time in well over a year, further significant margin decreases are not expected if interest rates remain flat."

Non-interest expenses during the third quarter declined by $3.6 million, or 1 percent, to $312 million. For the quarter, the company's efficiency ratio was
51.83 percent compared to 52.74 percent in the third quarter of 2002.

"We continue to be very pleased with the results of our expense control and efficiency programs. Investments we have made in technology and process improvements continue to produce tremendous savings," Malone said. "Significant gains in productivity and efficiency are solidifying SouthTrust's position as a low-cost producer. Our view is that this position gives SouthTrust a competitive advantage. "

At quarter-end, total assets were $51.6 billion, a 4 percent increase over third quarter 2002 assets of $49.8 billion. Core deposits for the quarter increased 3 percent to $25.7 billion from $24.9 billion in the third quarter of 2002. Total loans and leases increased 4 percent to $34.9 billion for the third quarter compared to $33.6 billion at the end of the third quarter 2002.

"We are pleased with the $560 million of loan growth achieved during the third quarter. While the economy has been slow to show strong signs of recovery, we are encouraged by the level of borrowing we have seen among our customers, particularly late in the quarter. Loan production during the third quarter was $5.2 billion, which is also up from what we have experienced in recent quarters. Our sales force remains extremely active and we remain poised for a return to traditional loan growth results as the economy improves."

Credit quality remains excellent. For the quarter, net loans charged off were $29.9 million, or 0.35 percent of loans, compared to $27.1 million, or 0.32 percent of loans, in the third quarter of 2002.

"SouthTrust continues its long tradition of superior credit quality," Malone said. "We do not compromise our credit standards for the simple sake of loan growth. SouthTrust's sales techniques and business development efforts provide us with an above-average number of high-quality lending opportunities during any economic environment."

                                    -- more -

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SOUTHTRUST Q3 2003 EARNINGS, P. 3

Non-performing asset trends continue to be favorable. Total non-performing assets as of September 30, 2003, were $233 million, or 0.67 percent of loans plus other non-performing assets compared to the June 30, 2003, level of $241.2 million, or 0.70 percent of loans plus other non-performing assets. The company's loan-loss reserve for third quarter was 1.44 percent of loans. In addition, the loan-loss reserve coverage of non-performing loans was 264 percent.

SouthTrust Corporation (www.southtrust.com) is a $51.6 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 700 financial centers and 875 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 and FORTUNE 500 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

DETAILED FINANCIAL TABLES ARE AVAILABLE AT HTTP://INVESTOR.SOUTHTRUST.COM

                                   -- SOTR --

SOUTHTRUST CORPORATION
FINANCIAL HIGHLIGHTS

                                                               Three Months                        Nine Months
                                                              Ended Sept 30,          %            Ended Sept 30,            %
                                                             2003        2002      Change         2003          2002       Change
                                                          ---------   ---------    -------    -----------   -----------  ---------
SUMMARY INCOME STATEMENT
------------------------
(Fully taxable equivalent, in thousands)
Interest income                                           $ 576,078   $ 667,610               $ 1,802,602   $ 2,028,008
Interest expense                                            165,579     235,723                   554,320       740,998
                                                          ---------   ---------               -----------   -----------
Net interest income                                         410,499     431,887                 1,248,282     1,287,010
Tax equivalent adjustment                                    (2,925)     (2,871)                   (8,734)       (9,539)
Provision for loan losses                                    30,000      36,354                    89,700        92,732
                                                          ---------   ---------               -----------   -----------
Net interest income after provision for loan losses         377,574     392,662                 1,149,848     1,184,739
Non-interest income (excluding securities transactions)     192,160     167,215                   567,500       477,576
Securities transactions                                       2,436        (813)                      (39)        2,543
Non-interest expense                                        312,384     315,966                   948,724       949,133
                                                          ---------   ---------               -----------   -----------
Income before income taxes                                  259,786     243,098                   768,585       715,725
Income taxes                                                 81,211      78,852                   243,885       232,770
                                                          ---------   ---------               -----------   -----------
Net income                                                $ 178,575   $ 164,246        8.7%   $   524,700   $   482,955      8.6%
                                                          =========   =========               ===========   ===========


EARNINGS & DIVIDENDS
--------------------
(Dollars in thousands, except per share data)

Basic:
  Earnings per share                                      $    0.53   $    0.47       12.8%   $      1.54   $       1.39    10.8%
  Average shares outstanding                                336,184     346,802                   340,605        346,684

Diluted:
  Earnings per share                                      $    0.53   $    0.47       12.8%   $      1.52   $       1.38    10.1%
  Average shares outstanding                                339,875     351,008                   344,610        350,961

Cash dividends declared per share                         $    0.21   $    0.17       23.5%   $      0.63   $       0.51    23.5%

PERFORMANCE RATIOS
------------------
Return on average assets                                       1.40%       1.34%                     1.38%          1.34%
Return on average tangible assets                              1.43        1.36                      1.40           1.36
Return on average equity                                      16.26       14.71                     15.64          15.33
Return on average tangible equity                             19.94       17.97                     19.05          18.91
Net interest margin (FTE)                                      3.53        3.86                      3.61           3.88
Net loans charged-off to net average loans                     0.35        0.32                      0.34           0.32
Allowance to net loans outstanding                             1.44        1.48                      1.44           1.48
Non-interest expense as a % of average total assets            2.46        2.58                      2.50           2.63
Efficiency ratio                                              51.83       52.74                     52.25          53.79

SELECTED AVERAGE BALANCES
-------------------------
(Dollars in millions, except per share data)
Total assets                                              $50,479.6   $48,638.8        3.8%   $  50,771.8   $   48,338.0     5.0%
Earning assets                                             46,313.7    44,779.3        3.4%      46,595.3       44,557.0     4.6%
Loans, net of unearned income                              34,202.8    33,314.6        2.7%      34,333.8       33,216.3     3.4%
Total deposits                                             33,477.5    30,937.3        8.2%      33,319.1       31,375.7     6.2%
Stockholders' equity                                        4,358.2     4,428.5       -1.6%       4,485.4        4,211.5     6.5%


SELECTED PERIOD END BALANCES
----------------------------                                                                    SEPT 30       Sept 30         %
(Dollars in millions, except per share data)                                                     2003           2002        Change
                                                                                              -----------   ------------   --------
Total assets                                                                                  $  51,561.9   $   49,753.7     3.6%
Loans, net of unearned income                                                                    34,856.7       33,600.0     3.7%
Total deposits                                                                                   34,284.2       31,563.9     8.6%
Core deposits                                                                                    25,662.8       24,924.5     3.0%
Stockholders' equity                                                                              4,381.0        4,534.3    -3.4%
Shares outstanding (in thousands)                                                                 333,210        346,844
Book value per share                                                                          $     13.15   $      13.07
Number of banking offices                                                                             700            704
Number of ATMs                                                                                        875            878
Full-time equivalent employees                                                                     12,271         13,246